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September 18, 1996



First Federal Savings and Loan

Association of Cullman
325 2nd Street, S.E.
P.O. Box 249
Cullman, Alabama 35056-0249

     Re:  Southern Community Bancshares, Inc. Common Stock Offering

Gentleman:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the Southern Community Bancshares, Inc. (the "Company") Common Stock, $.01 par value (the "Common Shares"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Shares.

     We are of the opinion that upon the effectiveness of the Form SB-2, the Common Shares, when sold, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the Form SB-2, and should not be used for any other purpose nor relief upon by any other person (except for the Securities and Exchange Commission in connection with its processing of the Form SB-2 and investors in the Offering), without the prior written consent of this firm.

                                        Very truly yours,

                                        /s/ Bayh, Connaughton & Malone, P.C.
                                        ------------------------------------


                                        BAYH, CONNAUGHTON & MALONE, P.C.